Exhibit 12.1

STATEMENT OF RATIO OF EARNINGS

	Three Months Ended March 31,	Years Ended December 31,
	2009	2008	2007	2006	2005	2004
	(Dollars in thousands)
EXCLUDING INTEREST ON DEPOSITS:
Pre-tax income	$(20,879)	$(411,432)	$138,213	$108,176	$90,623	$84,095
Preferred stock dividend	(4,347)	(1,208)	0	0	0	0

Pre-tax income available to common shareholders	(25,226)	(412,640)	138,213	108,176	90,623	84,095
Fixed charges	29,543	129,282	140,816	105,838	81,930	71,479

Earnings	$4,317	$(283,358)	$279,029	$214,014	$172,553	$155,574

Interest expense-short term borrowings	$4,651	$20,820	$29,956	$35,979	$35,255	$23,787
Interest expense-long term borrowings	18,818	100,353	104,048	65,691	44,031	45,675
Preferred stock dividend	4,347	1,208	0	0	0	0
Portion of long-term leases representative of the interest factor **	1,727	6,901	6,812	4,168	2,644	2,017

Fixed charges	$29,543	$129,282	$140,816	$105,838	$81,930	$71,479

Earnings to fixed charges, excluding interest on deposits	*	*	$1.98	$2.02	$2.11	$2.18

INCLUDING INTEREST ON DEPOSITS:
Pre-tax income	$(20,879)	$(411,432)	$138,213	$108,176	$90,623	$84,095
Preferred stock dividend	(4,347)	(1,208)	0	0	0	0

Pre-tax income available to common shareholders	(25,226)	(412,640)	138,213	108,176	90,623	84,095
Fixed charges	77,857	363,619	418,430	291,111	173,920	124,962

Earnings	$52,631	$(49,021)	$556,643	$399,287	$264,543	$209,057

Interest expense-short term borrowings	$52,965	$255,157	$307,570	$221,252	$127,245	$77,270
Interest expense-long term borrowings	18,818	100,353	104,048	65,691	44,031	45,675
Preferred stock dividend	4,347	1,208	0	0	0	0
Portion of long-term leases representative of the interest factor **	1,727	6,901	6,812	4,168	2,644	2,017

Fixed charges	$77,857	$363,619	$418,430	$291,111	$173,920	$124,962

Earnings to fixed charges, including interest on deposits	*	*	$1.33	$1.37	$1.52	$1.67

*	Earnings to fixed charges and preferred dividends were a deficiency of $25.2 million for the three months ended March 31, 2009, and $412.6 million for the year ended December 31, 2008.

**	The interest factor on long-term operating leases represented a reasonable approximation of the appropriate portion of operating lease expense considered to be representative of interest.